Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS
Continued Growth in Welding and Cleaning Applications Driven by E-Mobility
Softer Demand in Industrial Markets Impacted Sales and Outlook
MARLBOROUGH, Mass. – August 1, 2023 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2023.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2023	2022	Change	2023	2022	Change
Revenue	$340.0	$377.0	(10)%	$687.1	$747.0	(8)%
Gross margin	43.4%	45.7%		42.9%	46.1%
Operating income	$72.1	$71.7	1%	$147.5	$164.8	(10)%
Operating margin	21.2%	19.0%		21.5%	22.1%
Net income attributable to IPG Photonics Corporation	$62.3	$57.0	9%	$122.5	$126.5	(3)%
Earnings per diluted share	$1.31	$1.10	19%	$2.57	$2.41	7%

Management Comments
"Our materials processing business, excluding China, performed well in the second quarter with continued strong demand in welding and cleaning applications, driven by e-mobility. We also saw a sequential improvement in flat sheet cutting sales across many regions despite macroeconomic uncertainties and competition in China," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "Adoption of fiber laser technology continues and we are proud that our solutions have become an industry standard in many industrial applications. We are exploring additional opportunities to replace laser and non-laser technologies with IPG fiber laser solutions across many new and existing markets and applications."
Financial Highlights
Second quarter revenue of $340 million decreased 10% year over year. Changes in foreign exchange rates reduced revenue by approximately $9 million or 2% and divestitures reduced revenue by approximately 1% compared to the same period last year. Materials processing sales accounted for 92% of total revenue and decreased 8% year over year with growth in welding, cleaning, 3D printing and solar cell manufacturing applications offset by lower revenue in cutting and marking applications. Sales into other applications decreased 23% year over year due to lower revenue in medical and advanced applications, as well as the telecom divestiture. Emerging growth products sales accounted for 41% of total revenue.
Revenue in high power continuous wave (CW) lasers declined 10% year over year due to lower demand in flat sheet cutting applications. Sales of pulsed lasers declined 24% compared with the prior year as growth in cleaning and solar cell manufacturing applications was offset by lower demand in foil cutting and marking applications. By region, sales decreased 28% in China and 11% in North America, but increased 4% in Europe and 14% in Japan on a year-over-year basis.
Earnings per diluted share (EPS) of $1.31 increased 19% year over year. Foreign exchange transaction loss decreased operating income by $1 million, but had no material impact on net income and earnings per share due to a tax benefit. The effective tax rate in the quarter was 24%. During the second quarter, IPG generated $67 million in cash from operations and spent $26 million on capital expenditures.

Exhibit 99.1
Business Outlook and Financial Guidance
“Second quarter book-to-bill was below one as increased economic uncertainty negatively impacted customer orders in our key geographies. In particular, general industrial demand in Europe and North America has weakened while industrial demand and EV investment remain soft in China. However, we are pleased to see continued strong orders in e-mobility applications, driven by increased investments in EV battery capacity in Europe, North America, Korea and Japan, which should drive sales for our welding, foil cutting and cleaning solutions. We are also seeing increasing orders for 3D printing applications and laser diode heating and drying solutions and are excited about additional opportunities for these applications in the second half of 2023. The EV investment cycle in China is expected to rebound in 2024," concluded Dr. Scherbakov.
For the third quarter of 2023, IPG expects revenue of $300 million to $330 million. The Company expects the third quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $0.85 to $1.15.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of Euro 0.92, Russian ruble 87, Japanese yen 145 and Chinese yuan 7.23, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and Second Quarter 2023 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, August 1, 2023 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to strong orders in e-mobility applications, which should drive sales for our welding, foil cutting and cleaning solutions, additional opportunities for 3D printing applications and laser diode heating and drying solutions, expected rebound of the EV investment cycle in China in 2024, revenue, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for third quarter of 2023. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2023) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands, except per share data)
Net sales	$339,971	$377,023	$687,145	$747,002
Cost of sales	192,280	204,679	392,516	402,837
Gross profit	147,691	172,344	294,629	344,165
Operating expenses:
Sales and marketing	20,187	19,010	41,275	39,384
Research and development	23,512	30,608	46,282	64,058
General and administrative	29,660	33,411	59,788	64,075
Other restructuring charges	963	—	1,144	—
Loss (gain) on foreign exchange	1,306	17,640	(1,349)	11,830
Total operating expenses	75,628	100,669	147,140	179,347
Operating income	72,063	71,675	147,489	164,818
Other income, net:
Interest income, net	9,264	1,177	16,797	1,107
Other income, net	285	618	616	382
Total other income	9,549	1,795	17,413	1,489
Income before provision of income taxes	81,612	73,470	164,902	166,307
Provision for income taxes	19,291	16,139	42,446	39,348
Net income	62,321	57,331	122,456	126,959
Less: net income attributable to non-controlling interests	—	363	—	419
Net income attributable to IPG Photonics Corporation	$62,321	$56,968	$122,456	$126,540
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.32	$1.10	$2.58	$2.42
Diluted	$1.31	$1.10	$2.57	$2.41
Weighted average shares outstanding:
Basic	47,316	51,687	47,429	52,111
Diluted	47,453	51,795	47,618	52,311

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2023	2022
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$573,071	$698,209
Short-term investments	523,341	479,374
Accounts receivable, net	231,125	211,347
Inventories	491,301	509,363
Prepaid income taxes	50,748	40,934
Prepaid expenses and other current assets	54,482	47,047
Total current assets	1,924,068	1,986,274
Deferred income taxes, net	69,644	75,152
Goodwill	38,494	38,325
Intangible assets, net	30,086	34,120
Property, plant and equipment, net	609,344	580,561
Other assets	24,781	28,848
Total assets	$2,696,417	$2,743,280
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$16,031
Accounts payable	37,418	46,233
Accrued expenses and other current liabilities	184,156	202,764
Income taxes payable	6,613	9,618
Total current liabilities	228,187	274,646
Other long-term liabilities and deferred income taxes	69,680	83,274
Total liabilities	297,867	357,920
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,242,504 and 47,364,320 shares issued and outstanding, respectively, at June 30, 2023; 56,017,672 and 48,138,257 shares issued and outstanding, respectively, at December 31, 2022.	6	6
Treasury stock, at cost, 8,878,184 and 7,879,415 shares held at June 30, 2023 and December 31, 2022, respectively.	(1,051,040)	(938,009)
Additional paid-in capital	969,889	951,371
Retained earnings	2,698,972	2,576,516
Accumulated other comprehensive loss	(219,277)	(204,524)
Total IPG Photonics Corporation equity	2,398,550	2,385,360
Total liabilities and equity	$2,696,417	$2,743,280

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2023	2022
	(In thousands)
Cash flows from operating activities:
Net income	$122,456	$126,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,343	47,104
Provisions for inventory, warranty & bad debt	31,846	38,644
Other	13,615	25,579
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	(31,348)	4,691
Inventories	(12,103)	(99,233)
Other	(55,863)	(48,583)
Net cash provided by operating activities	103,946	95,161
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(59,139)	(59,903)
Proceeds from sales of property, plant and equipment	1,740	645
Purchases of short-term investments	(583,347)	(583,828)
Proceeds from short-term investments	549,879	925,657
Acquisitions of businesses, net of cash acquired	—	(2,000)
Other	326	(350)
Net cash (used in) provided by investing activities	(90,541)	280,221
Cash flows from financing activities:
Principal payments on long-term borrowings	(16,031)	(1,932)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(731)	2,088
Purchase of treasury stock, at cost	(113,031)	(311,606)
Net cash used in financing activities	(129,793)	(311,450)
Effect of changes in exchange rates on cash and cash equivalents	(8,750)	(1,249)
Net (decrease) increase in cash and cash equivalents	(125,138)	62,683
Cash and cash equivalents — Beginning of period	698,209	709,105
Cash and cash equivalents — End of period	573,071	771,788
Supplemental disclosures of cash flow information:
Cash paid for interest	$947	$1,600
Cash paid for income taxes	$58,178	$61,715

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Amortization of intangible assets:
Cost of sales	$564	$1,055	$1,128	$2,228
Sales and marketing	1,457	1,854	2,914	3,702
Total amortization of intangible assets	$2,021	$2,909	$4,042	$5,930

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Cost of sales	$2,515	$3,215	$5,161	$6,273
Sales and marketing	1,390	1,309	2,683	2,518
Research and development	2,045	2,374	3,841	4,903
General and administrative	3,757	3,568	7,633	6,730
Total stock-based compensation	9,707	10,466	19,318	20,424
Tax effect of stock-based compensation	(2,148)	(2,251)	(4,244)	(4,385)
Net stock-based compensation	$7,559	$8,215	$15,074	$16,039

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Excess tax benefit (detriment) on stock-based compensation	$22	$(427)	$(1,686)	$(2,140)